THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT


         THIS THIRD AMENDMENT ("Amendment"), dated as of the 16th day of August, 1996, by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation ("Parent"), each of those direct and indirect subsidiaries of Parent whose names are inscribed on the signature pages to the "Loan Agreement" referenced below (collectively, the "Borrowers" or, individually, a "Borrower") and HELLER FINANCIAL, INC., a Delaware corporation ("Lender");

                       W I T N E S S E T H  T H A T:

         WHEREAS, Parent, Borrowers and Lender are parties to a certain Loan and Security Agreement, dated as of January 27, 1995 (as amended to date, the "Loan Agreement"; capitalized terms used herein and not defined herein have the meanings assigned to them in the Loan Agreement), pursuant to which, subject to the terms and conditions set forth therein, Lenders have made and continue to make certain financial accommodations available to Borrowers; and

         WHEREAS, certain Events of Default have occurred and are continuing under the Loan Agreement as described on Exhibit A attached hereto (the "Existing Events of Default"); and

         WHEREAS, Parent and Borrowers have requested that Lender waive the Existing Events of Default, amend the financial covenants set forth in Section 6 of the Loan Agreement in certain respects, and amend certain other provisions of the Loan Agreement as set forth hereinbelow; and

         WHEREAS, Parent and Borrowers have further requested that Lender permit Parent to become a borrower under the Loan Agreement, such that, subject to all of the terms and conditions set forth therein, Parent may obtain Revolving Loans under the Loan Agreement; and

         WHEREAS, pursuant to Parent and Borrowers request and subject to all of the terms and conditions set forth herein, Lender is willing to waive the existing Events of Default, to amend the Loan Agreement in the manner hereinafter set forth and to permit Parent to become a borrower under the Loan Agreement for purposes of obtaining Revolving Loans; and

         WHEREAS, Parent, Borrowers and Lenders desire to enter into this Amendment in order to memorialize their mutual understandings in regard to the foregoing matters;

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Borrowers and Lender agree as follows:

         1. Addition of Parent as a Borrower under the Loan Agreement and the other Loan Documents. Parent is hereby deemed to be a borrower under the Loan Agreement and the other Loan Documents, such that Parent may obtain Revolving Loans pursuant to
Section 2.1(B) of the Loan Agreement against its Borrowing Base, but subject to all of the terms and conditions set forth in such
Section 2.1(B) and elsewhere in the Loan Agreement including, without limitation, the requirement that the aggregate amount of all Revolving Loans to Parent and all other Borrowers shall not exceed the Maximum Revolving Loan Amount. In furtherance of the foregoing,
(a) where the context so requires, each reference in the Loan Agreement and the other Loan Documents to a "Borrower" or "Borrowers" shall be deemed to be a reference to Parent as well as to the other Borrowers and (b) Parent hereby assumes and agrees to perform all obligations of a "Borrower" under the Loan Agreement and the other Loan Documents. Notwithstanding the foregoing, Parent shall continue to serve as agent for the Borrowers (including itself, as applicable) for all purposes presently provided in the Loan Agreement. In connection with the foregoing, each Borrower agrees that Parent shall be an "Other Borrower" for purposes of the Cross-Guaranty, and that the Obligations of Parent to Lender shall be guaranteed by each Borrower thereunder.

         2.   Amendments to Defined Terms.

         Section 1.1 of the Loan Agreement shall be amended by adding the following defined terms therein, in appropriate alphabetical order:

              "Third Offering" shall mean that certain
         Subscription and Purchase Agreement for 5,500 shares of Series 3 Class C Convertible Preferred Stock, par value $.00l per share, and 2,000,000 Warrants, each Warrant to Purchase One Share of Common Stock of Perma-Fix Environmental Services, Inc., dated
         July 17, 1996, which when executed by the parties thereto, will transfer all or a part of the Third Offering Shares and the Third Offering Warrants.

              "Third Offering Resolution" shall mean that certain Resolution of the Board of Directors of Parent Fixing the Number and Designating the Rights, Privileges, Restrictions and Conditions attaching to the Series 3 Class C Convertible Preferred Stock, adopted July 17, 1996, authorizing the Third Offering Shares.

              "Third Offering Shares" shall mean up to 5,500 shares of Series 3 Class C Convertible Preferred
         Stock of Parent authorized pursuant to the Third
         Offering Resolution.

              "Third Offering Warrants" shall mean,
         collectively, (a) the 1,000,000 Warrants to purchase 1,000,000 shares of common stock, $.001 par value per share, of Parent, at an exercise price equal to $2.00 per share, expiring on July 18, 2001 and
         (b) the 1,000,000 Warrants to purchase 1,000,000 shares of common stock, $.001 par value per share, of Parent, at an exercise price equal to $3.50 per share, expiring on July 18, 2001, each to be issued pursuant to the Third Offering.

              (b) Section 1.1 of the Loan Agreement shall be further amended by adding the following provision at the end of the definition of "Intangible Assets" therein:

              provided, however, that, for purposes of calculating Tangible Net Worth of Parent and its Subsidiaries, restricted funds shall be included as "Intangible Assets" only to the extent that the amount of such funds exceeds the amount thereof on June 30, 1996.

         3.   Amendments to Section 2.2 of the Loan Agreement.

              (a) Section 2.2 of the Loan Agreement is hereby amended by deleting clause (A) thereof in its entirety and substituting in lieu thereof the following revised clause (A):

         (A) Term Loan. The Term Loan shall bear interest on the unpaid principal balance thereof from time to time outstanding at a rate of interest per annum equal to the Base Rate plus two and one-fourth percent (2-1/4%).

    In connection with the foregoing, Borrowers acknowledge that from and after the date hereof, Borrowers shall no longer have the option to elect that the Term Loan bear interest at a rate based on the LIBOR Rate, and all provisions of the Loan Agreement pertaining to the LIBOR Rate shall be of no further force or effect.

              (b) Section 2.2 of the Loan Agreement is hereby further amended by changing the percentage "one and one-fourth percent (1-1/4%)" in clause (B) thereof to "two percent (2%)."

              (c) Section 2.2(C) of the Loan Agreement is hereby deleted in its entirety and the following Section 2.2(C) of the Loan Agreement is substituted in lieu thereof:

              (C)  Performance Price Adjustments.
         Notwithstanding any other term of this Section 2.2, on the effective date of that certain Third Amendment to Loan and Security Agreement, dated as of August 16, 1996, among the parties to this Agreement, as provided in Section 11 thereof, the otherwise applicable interest rates payable on the Loans shall be reduced, in each instance, by one-half of one percent (1/2%) per annum; provided, however, that (i) no such interest rate time reduction shall be granted if at the time when such reduction would become effective as provided herein, any Default or Events of Default then exists; and

         (ii) the interest rate reduction shall be rescinded if at any time after it becomes effective any Default or Event of Default occurs (but without limitation of Lender s right to also charge interest at the default rate as provided in clause (D) below).

         4.   Amendments to Section 5.1 of the Loan Agreement.

              (a) Section 5.1(E) of the Loan Agreement is hereby deleted in its entirety and the following revised
    Section 5.1(E) is substituted in lieu thereof:

              (E) Borrowing Base Certificates, Registers and Journals. (1) On a weekly basis, within three (3) days after the end of each week (or more frequently if Lender shall so request), the Parent shall deliver to Lender a Borrowing Base Certificate updated to reflect weekly sales and collections of the Loan Parties, individually, and an assignment schedule of all Accounts created by each Loan Party in such month; and (2) on a monthly basis, within twenty (20) days after the end of each calendar month (or more frequently if Lender shall so request), the Parent shall deliver to Lender (x) an aged trial balance of all existing Accounts of each Loan Party; (y) a reconciliation report with respect to all disbursements and repayments of Loan proceeds in the preceding month and (z) an accounts payable aging for each Loan Party.

              (b) Section 5.1(M) of the Loan Agreement is hereby deleted in its entirety and the following revised
    Section 5.1(M) is substituted in lieu thereof:

              (M) Projections. As soon as available and in any event no later than September 30 of each Fiscal
         Year, Parent will deliver consolidated and consolidating Projections of Parent and its Subsidiaries for the forthcoming Fiscal Year, month-by-month.

         5.   Amendment to Section 5.3 of the Loan Agreement.
Section 5.3 of the Loan Agreement is hereby amended by deleting the words and figure "Five Hundred Dollars ($500)" from the last sentence thereof and substituting in lieu thereof the words and figure "Six Hundred Fifty Dollars ($650)" and by deleting from such sentence the phrase "not to exceed, however, in aggregate amount, Twenty Thousand Dollars ($20,000) unless a Default or an Event of Default has occurred which is continuing".

         6.   Amendment to Section 6 of the Loan Agreement.
Section 6 of the Loan Agreement is hereby deleted in its entirety and the following revised Section 6 is substituted in lieu thereof:

                                 SECTION 6

                            FINANCIAL COVENANTS

    Parent covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Obligations, Parent shall comply with all covenants in this
Section 6.

    6.1  Tangible Net Worth.

    Parent shall maintain Tangible Net Worth of at least the amount set forth below at the end of each applicable period set forth below:

              Applicable Period               Amount
         ________________________________   _________

         As of 6/30/96                      ($600,000)
         As of 9/30/96                      ($100,000)
           As of 12/31/96 and as of          $500,000
           the end of each fiscal quarter
           of Borrower thereafter

    6.2  Minimum EBITDA.

    Parent shall achieve an EBITDA of at least the amount set forth below for each applicable period set forth below:

             Applicable Period                Amount
         _____________________________      __________

         Six Months Ended 6/30/96           $  900,000
         Nine Months Ended 9/30/96          $1,700,000
         Twelve Months Ended 12/31/96       $2,500,000
         Twelve Months Ended 3/31/97        $3,000,000
            and for each twelve month
            period ending on the last
            day of each fiscal quarter
            thereafter

    6.3  Capital Expenditure Limits.

    The aggregate amount of all Capital Expenditures of Parent and its Subsidiaries (excluding trade-ins and excluding (a) Capital Expenditures in respect of replacement assets to the extent funded with casualty insurance proceeds and (b) Capital Expenditures financed pursuant to Capital Leases permitted pursuant to
Section 7.1 hereof) will not exceed the amount set forth below for each applicable period set forth below:

              Applicable Period                   Amount
         ___________________________________    ___________

         January 1, 1996 - December 31, 1996     $1,820,000
         January 1, 1997 - January 31, 1998      $1,250,000

    6.4  Fixed Charge Coverage.

    Parent shall not permit Fixed Charge Coverage for each applicable period set forth below to be less than the amount set forth below for such period (provided, however, that in computing Fixed Charge Coverage, Capital Expenditures pursuant to Capital Leases permitted pursuant to Section 7.1 hereof and Indebtedness paid by Perma-Fix, Inc. in connection with the sale of its Re-Tech division shall be excluded):

         Applicable Period                  Ratio

         Six Months Ended 6/30/96            .14:1
         Seven Months Ended 7/31/96          .20:1
         Eight Months Ended 8/31/96          .35:1
         Nine Months Ended 9/31/96           .40:1
         Ten Months Ended 10/31/96           .50:1
         Eleven Months Ended 11/30/96        .55:1
         Twelve Months Ended 12/31/96        .55:1
         Twelve Months Ended 1/31/97         .75:1
         Twelve Months Ended 2/28/97         .75:1
         Twelve Months Ended 3/31/97         .75:1
         Twelve Months Ended 4/30/97         .75:1
         Twelve Months Ended 5/31/97         .75:1
         Twelve Months Ended 6/30/97         .75:1
         Twelve Months Ended 7/31/97         .75:1
         Twelve Months Ended 8/31/97         .75:1
         Twelve Months Ended 9/30/97         .75:1
         Twelve Months Ended 10/31/97        .75:1
         Twelve Months Ended 11/30/97        .75:1
         Twelve Months Ended 12/31/97       1.00:1

    6.5  Maximum Days Receivable.

    Parent will not permit (A) the product of (x) the aggregate dollar amount of the Accounts of all Loan Parties as at the end of any fiscal quarter, times (y) ninety (90), divided by (B) the Loan Parties net sales revenue in respect of such fiscal quarter, to exceed seventy-five (75).

    6.6  Current Ratio.

    Borrower shall maintain at all times a ratio of "Current
Assets" (as defined under GAAP) to trade payables of at least 1.3:1.

         7.   Amendment to Section 7.5 of the Loan Agreement.
Section 7.5 of the Loan Agreement is hereby amended by adding a new clause (d) at the end of such Section to read as follows:

              (d) Parent may pay dividends to each holder of Third Offering Shares, in either cash or common stock, in an amount not in excess of $60 per share in each year, so long as no Default or Event of Default has occurred and is continuing or will result from the making of such payment, and, in the case of dividends to be paid in cash, on each day for a period of thirty (30) consecutive days prior to the making of such payment, Borrower has had "Excess Availability" (as defined below) of at least $500,000 and (e) Parent may purchase, using proceeds of the sale of the Third Offering Shares pursuant to the Third Offering, up to 920,000 shares of its common stock issued upon conversion of the Shares and the Second Offering Shares as provided in
         Section 7 of the Subscription and Purchase Agreement further described in the definition of "Third Offering" set forth in Section 1.1 hereof. For purposes hereof, "Excess Availability" shall mean, at any time, the Maximum Revolving Loan Amount minus the amount of the outstanding Revolving Loans.

         8.   Amendment to Section 7.6 of the Loan Agreement.
Section 7.6 of the Loan Agreement is hereby amended by deleting the proviso at the end of such Section (beginning with the words
"provided, however," and ending with the words "Second Offering
Shares") and substituting in lieu thereof the following:

         "provided, however, that Parent may issue (i) the Shares pursuant to the Offering, (ii) the Second Offering Shares pursuant to the Second Offering,
         (iii) the Third Offering Shares pursuant to the Third Offering, (iv) the Third Offering Warrants pursuant to the Third Offering, (v) shares of common stock upon conversion of the Shares, (vi) shares of common stock upon conversion of the Second Offering Shares, (vii) shares of common stock upon conversion of the Third Offering Shares, (viii) shares of common stock upon the exercise of the Third Offering Warrants, (ix) shares of common stock to Louis Centofanti in reimbursement for certain expenses incurred by him in the amount of $13,971 on behalf of Borrowers and in exchange for certain cash equity contributions previously made by him to Parent,
         (x) 152,000 shares of common stock to Robert Foster as compensation for consulting services, 30,000 shares of common stock to Gary Myers as compensation for consulting services, 40,000 shares of common stock to Bobby Meeks as compensation for consulting services and 12,000 shares of common stock to David Cowerd as compensation for consulting services, and
         (xi) shares of common stock pursuant to its 1992 Outside Directors Stock Option Plan, its 1993 Nonqualified Stock Option Plan and its 1991 Performance Equity Plan.

         9.   Amendment to Section 8.1 of the Loan Agreement.
Section 8.1(F) of the Loan Agreement is hereby amended by deleting the words and figure "twenty percent (20%)" in clause (3) thereof and substituting in lieu thereof the words and figure "five percent (5%)."

         10. Waiver of Existing Events of Default. Lender hereby waives the Existing Events of Default; provided, however, that such waiver shall not be, or be deemed to be, a waiver of any other Defaults or Events of Default which may presently or hereafter exist.

         11. Conditions Precedent. This Amendment shall not become effective unless and until each of the following conditions shall have been satisfied on or prior to August 5, 1996, as determined by Lender in its sole discretion:

              (a) The Loan Parties party thereto and Ally Capital shall have entered into an amendment to the Ally Capital Lease, in form and substance satisfactory to Lender, pursuant to which any tangible net worth covenant set forth therein shall be amended to correspond to the Tangible Net Worth covenant set forth in Section 5 hereof and any violations of the debt to net worth event of default set forth therein shall be waived.

              (b) Each of the Loan Parties shall have executed and delivered in favor of Lender such additional Loan
    Documents and amendments to existing Loan Documents as Lender shall deem to be necessary or appropriate in connection herewith.

              (c)  Except for the Existing Events of Default, no
    Default or Event of Default shall have occurred and be continuing.

              (d) In consideration for the accommodations by Lender to the Loan Parties contemplated hereby the Loan Parties shall have paid to Lender a fee of $25,000, which fee shall be fully-earned on the date hereof and non-refundable, and shall be in addition to, and not in lieu of, all fees, interest and expenses payable by the Loan Parties under the Loan Agreement.

              (e) Since December 31, 1995, there shall have occurred no material adverse change in the business, operations, financial conditions, profits or prospect of any Loan Party or in the Collateral.

              (f)  Parent shall have obtained an equity
contribution of at least $3,300,000 in unrestricted cash pursuant to the Third Offering.

         12.  Miscellaneous.

         (a) Effect of Amendment. Except as set forth expressly herein, all terms of the Loan Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Parent and Borrowers. Without limitation of the foregoing, Parent and each Borrower hereby ratify and reaffirm the Parent Guaranty or Cross-Guaranty, as applicable, to which it is party, after giving effect to this Amendment. To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby. Nothing contained herein shall be construed as a consent to any matter prohibited by the Loan Agreement (except as expressly provided herein), including, without limitation, any redemption by Parent of the Third Offering Shares.

         (b)  Reaffirmation of Representations and Warranties.
Parent and Borrower hereby notify and reaffirm each and every representation and warranty set forth in the Loan Agreement and the other Loan Documents effective as of the date hereof.

         (c) Ratification. Parent and each Borrower hereby restate, ratify and reaffirm each and every term and condition set forth in the Loan Agreement, as amended hereby, and the other Loan Documents effective as of the date hereof.

         (d) Estoppel. To induce Lenders and Agent to enter into this Amendment and to continue to make Revolving Loans to Borrowers under the Loan Agreement, Parent and each Borrower hereby acknowledge and agree that, as of the date hereof, there exists no Event of Default or Default and no right of offset, defense, counterclaim or objection in favor of Parent or any Borrower as against Lender with respect to the Obligations.

         (e) Waiver and Release. Parent and each Borrowers waive and affirmatively agree not to allege or otherwise pursue any or all defenses, affirmative defenses, counterclaims, claims, causes of action, set-offs, or other rights that any of them may have to contest (i) any provision of the Loan Agreement, this Amendment, or the other Loan Documents; (ii) the right of Lender to all proceeds from the Collateral; (iii) the ownership and security interest of Lender in any property (whether real or personal tangible or intangible), right or other interest, now or hereafter arising in connection with the Collateral; (iv) the conduct of Lender in administering this Amendment, the Loan Agreement, the other Loan Documents or otherwise. In consideration of the terms and conditions of this Amendment, the receipt and sufficiency of which consideration are hereby acknowledged by Parent and each Borrower, Parent and each Borrower hereby release Lender, its parent and affiliates, its agents, servants, employees, directors, attorneys, successors, and assigns from any and all liabilities, claims, actions, or causes of action accruing to Parent or any Borrower or their respective affiliates, arising out of or in any manner connected with this Amendment, the Loan Agreement, the other Loan Documents or Lender's activities, including, without limitation, all actions taken or not taken by Lender in connection with the administration of this Amendment, the Loan Agreement, the other Loan Documents or otherwise.

         (f) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois without regard to its conflicts of law rules.

         (g) Costs and Expenses. Parent and Borrowers agree to pay promptly on demand all reasonable costs and expenses of Lender in connection with the preparation, execution, delivery and enforcement of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of Lender's counsel.

         (h) Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their proper and duly authorized officers as of the day and year first above written.


                        "LENDER"

                        HELLER FINANCIAL, INC., a
                        Delaware corporation


                        By /s/ Miles D. McManus
                          _________________________
                          Miles D. McManus
                          Senior Vice President

                        "PARENT" AND "BORROWER"

                        PERMA-FIX ENVIRONMENTAL
                        SERVICES, INC., a Delaware
                        corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________


                        "BORROWERS"

                        INDUSTRIAL WASTE MANAGEMENT,
                        INC., a Missouri corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________


                        PERMA-FIX, INC., an Oklahoma
                        corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________


                        PERMA-FIX OF DAYTON, INC.,
                        an Ohio corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________

                        PERMA-FIX OF FLORIDA, INC.,
                        a Florida corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________


                        PERMA-FIX OF FORT LAUDERDALE,
                        INC., a Florida corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________


                        PERMA-FIX OF MEMPHIS, INC.,
                        a Tennessee corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________



                        PERMA-FIX OF NEW MEXICO, INC.,
                        a New Mexico corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________

                        PERMA-FIX TREATMENT SERVICES,
                        INC., an Oklahoma corporation

                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________

                        SCHREIBER, GRANA & YONLEY,
                        INC., a Missouri corporation


                        MINTECH, INC., an Oklahoma
                        corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________


                        RECLAMATION SYSTEMS, INC., an
                        Oklahoma corporation


                        By /s/ Louis F. Centofanti
                          _______________________________________
                          Name: Dr. Louis F. Centofanti
                               ________________________________
                          Title: CEO
                               _________________________________

                                 EXHIBIT A

                        EXISTING EVENTS OF DEFAULT


1. Event of Default under Section 8.1(C) of the Loan Agreement as a result of Parent s failure to deliver an accountant s report as to its and its Subsidiaries financial statements for the fiscal year ending December 31, 1995 without a going-concern qualification as required pursuant to Section 5.1(B) of the Loan Agreement.

2. Events of Default under Section 8.1(C) of the Loan Agreement as a result of Parent s failure to comply with the financial covenants set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.7 of the Loan Agreement for its Fiscal Year ending
    December 31, 1995 and its fiscal quarter ending March 31, 1996.